Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN INDUSTRIAL TECHNOLOGIES HAS ACQUIRED
TARGET ELECTRONIC SUPPLY

Bloomfield, Connecticut (September 6, 2011) – Kaman Corporation (NASDAQ-GS: KAMN) announced today that its subsidiary Kaman Industrial Technologies Corporation (Kaman) has acquired the assets of Target Electronic Supply, Inc. (Target), of Westwood, Massachusetts.  Target, a leading motion control distributor in the New England trading area, increases Kaman’s already strong position in those markets and will become part of Kaman’s Minarik subsidiary.

“The acquisition of Target strengthens our motion control footprint in the New England area. With over 30 years of experience in the market place and their capability to provide engineered solutions, Target nicely complements the resources of Minarik and Kaman to offer the Northeastern markets superior motion, automation, and power transmission products and systems with unequalled application support and service,” stated Andy Reid, Kaman’s Area VP, Minarik.

Steve Smidler, President of Kaman said, “Target is a strong engineering and customer focused organization, which combined with the power transmission presence of Kaman and automation strength of Minarik creates an organization that is able to solve a wide variety of applications with multiple technologies that give our customers a competitive edge. Target fits nicely with our recent acquisitions of Minarik and Automation Technology and is continued execution of our overall expansion strategy to further increase our already national automation and motion control footprint.”

Target, with locations in Massachusetts, Connecticut and New Hampshire, has seventeen employees.  Kaman expects Target to have sales in 2012 of approximately $19 million.

About Kaman Industrial Technologies Corporation
Kaman, including Minarik, is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America. Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry. Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  More information is available at www.kaman.com.

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Contacts:

Eric Remington	John Reilley
VP Investor Relations	VP Marketing, Minarik
Kaman Corporation	Kaman Industrial Technologies
(860) 243-6334	(818) 637-7500
Eric.Remington@Kaman.com	John.Reilley@minarik.com